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WASHINGTON, D.C.
WEST PALM BEACH

                                  June 26, 2002

Midwest Express Holdings, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
Ladies and Gentlemen:

     We have acted as counsel for Midwest Express Holdings, Inc., a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), including the prospectus constituting a part thereof (the "Prospectus"), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the sale from time to time by the selling shareholders named in the Registration Statement (the "Selling Shareholders") of up to 1,675,000 shares of the Company's common stock, $.01 par value (the "Common Stock"), and related Preferred Share Purchase Rights (the "Rights") in the manner set forth in the Registration Statement. The terms of the Rights are as set forth in that certain Rights Agreement, dated as of February 14, 1996, as amended, by and between the Company and U.S. Bank, N.A. as successor in interest to Firstar Trust Company (the "Rights Agreement").

     In connection with our representation, we have examined: (i) the Registration Statement, including the Prospectus; (ii) the Company's Restated Articles of Incorporation and By-laws, as amended to date; (iii) the Rights Agreement; (iv) certified resolutions of the Company's Board of Directors adopted on May 22, 2002 and June 14, 2002 and of the Executive Committee of the Company's Board of Directors adopted on June 18, 2002 authorizing the issuance of the shares of Common Stock subject to the Registration Statement, together with certain related matters; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.


FOLEY & LARDNER                                            CLIENT/MATTER NUMBER
777 East Wisconsin Avenue,                                 052152-0256
Suite 3800
Milwaukee, Wisconsin  53202-5367

TEL: 414.271.2400
FAX: 414.297.4900
www.foleylardner.com

Midwest Express Holdings, Inc.
June 26, 2002
Page 2


     Based upon the foregoing, we are of the opinion that:

     1. The shares of Common Stock covered by the Registration Statement that are to be offered and sold from time to time by the Selling Shareholders have been duly authorized, validly issued and are fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of the Company for services performed, but not exceeding six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

     2. The Rights have been validly issued in accordance with the Rights Agreement.

     We consent to the use of this opinion as an exhibit to the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by
Section 7 of the Securities Act.

                                             Very truly yours,

                                             /s/ Foley & Lardner

                                             FOLEY & LARDNER